SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2011
LYONDELLBASELL INDUSTRIES N.V.
(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-34726	98-0646235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Weena 737
3013 AM Rotterdam
The Netherlands
(Address of Principal Executive Offices)
Registrant’s Telephone number, including area code: 31 10 275 5500
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     Effective May 18, 2011, Jeffrey S. Serota has resigned from the Supervisory Board of LyondellBasell Industries N.V. (the “Company”). Mr. Serota, a senior partner in the private equity firm Ares Management LLC (“Ares”), was nominated to the Company’s Supervisory Board by Ares under a nomination agreement between an Ares affiliate and the Company dated April 30, 2010. Under that agreement, Ares had the right to nominate one director to serve on the Supervisory Board provided it owned at least five percent (5%) of the Company’s issued share capital. During the past year, Mr. Serota served as the designated director of Ares and not an independent director. On May 9, 2011, Ares informed the Company that its share ownership had fallen below the five percent (5%) threshold. As a result, the nomination agreement was terminated pursuant its terms.
     The New York Stock Exchange listing standards and the Dutch Corporate Governance Code applicable to the Company each contain provisions relating to the independence of members of the Supervisory Board. After being notified that Ares’ ownership of shares was less than five percent (5%) and notwithstanding Mr. Serota’s valuable service and significant contributions to the Supervisory Board, the Nominating and Governance Committee of the Supervisory Board requested Mr. Serota to submit his irrevocable resignation. With Mr. Serota’s resignation, the Supervisory Board of the Company is now composed of a majority of independent directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LYONDELLBASELL INDUSTRIES N.V.
Date: May 18, 2011	By:	/s/ Craig B. Glidden
Craig B. Glidden
Executive Vice President